Exhibit 99.1

AITX's RAD Receives Five-Vehicle ROAMEO Order from Global Mining and Natural Resources Company

Order Expected to Add Approximately $45,000 in Recurring Monthly Revenue Under Three-Year Contract, with Potential for Additional Sites

Detroit, Michigan, July 16, 2026 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced that RAD has received an order for five ROAMEO™ autonomous security patrol vehicles from a globally recognized mining and natural resources company for deployment at mining locations in South Africa. The order is for five ROAMEO priced at $9,000 per month for a 36-month term. If all five vehicles are deployed and each contract is performed for the initial term, the order would represent recurring monthly revenue (RMR) of approximately $45,000 and an aggregate contract value of $1.62 million. Definitive contracts for the ordered units have not yet been executed, and the order remains subject to contracting, deployment and customer acceptance.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC ASSISTANCE DEVICES
Landmark South Africa Order.
Five ROAMEOs. Three-Year Contracts.
ROAMEO

Artist's depiction of a RAD ROAMEO autonomous security patrol vehicle operating within a large-scale mining environment.

The order is an important commercial step for ROAMEO and extends the Company's reach into large-scale international mining operations. The initial five-vehicle deployment is expected to demonstrate ROAMEO's ability to support autonomous patrol, perimeter visibility and incident response across demanding, geographically expansive operating environments.

"This is a great application for ROAMEO," said Steve Reinharz, CEO, CTO and founder of AITX and RAD. "There are many applications and we're excited that our network brought this one to order. It hasn't always been easy, but we stayed with it, kept improving the platform and never lost sight of the opportunity. Seeing ROAMEO selected for large-scale mining operations in South Africa validates the vision, the persistence and the work that brought us here. I believe this order marks the beginning of a much larger chapter for ROAMEO."

The Company is planning production capacity for the anticipated deployment. Deployment of the five ROAMEO units is expected to begin during calendar 2027, with the rollout schedule dependent upon execution of definitive contracts, manufacturing coordination, customer site preparation, international transportation, customs and import processing, final systems configuration and on-site commissioning.

Mining operations can span vast, complex areas encompassing perimeters, access roads, processing zones, storage areas and other critical environments. ROAMEO was designed for multi-unit deployments across large sites, supporting broader autonomous patrol coverage. RAD believes such deployments may create a path toward expanded fleets at individual locations and additional customer sites.

Additional information about ROAMEO and its broad spectrum of applications is available at www.radsecurity.com/roameo/.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated execution of definitive contracts for the ordered ROAMEO units, expected recurring monthly revenue (RMR) and total contract revenue, the timing and completion of deployments, potential additional deployments and customer sites, production scaling. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive contracts for some or all of the ordered units are not executed, or are terminated or modified; delays or failures in manufacturing, international transportation, customs and import processing, customer site preparation, commissioning or acceptance; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/